SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                         (Amendment No.             )1



                             WESCO INTERNATIONAL, INC.
                                   (Name of Issuer)

                      Common Stock, par value $0.01 per share
                        (Title of Class of Securities)

                                  95082P 10 5
                                (CUSIP Number)

                                  May 17, 1999
            (Date of Event Which Requires Filing of this Statement)



    Check the appropriate box to designate the rule pursuant to which this
                              Schedule is filed:

                 / / Rule 13d-1(b)

                 / / Rule 13d-1(c)

                 /X/ Rule 13d-1(d)

______________


1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








































                              PAGE 1 OF 24 PAGES

CUSIP No. 95082P 10 5               13G         Page   3   of   33  Pages



  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The Cypress Group L.L.C.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                     (b) /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Delaware

                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   0
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    19,543,336
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH                    0
                8   SHARED DISPOSITIVE POWER

                            19,543,336
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,543,336

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable

                                                Page   4   of   33  Pages

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               45.3%

 12    TYPE OF REPORTING PERSON*

               OO
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95082P 10 5               13G         Page   5   of   33   Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Cypress Associates L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /  /

                                                                    (b)  /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Delaware
                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   0
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    19,543,336
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            0
                8   SHARED DISPOSITIVE POWER

                            19,543,336
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,543,336

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               45.3%

                                                Page   6   of   33  Pages

 12    TYPE OF REPORTING PERSON*

               PN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95082P 10 5               13G         Page  7   of   33   Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Cypress Merchant Banking Partners L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                     (b) /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Delaware

                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   18,580,966
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            18,580,966
                8   SHARED DISPOSITIVE POWER

                            0
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               18,580,966

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               43.0%

                                                Page   8   of   33  Pages

 12    TYPE OF REPORTING PERSON*

               PN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95082P 10 5               13G         Page  9   of   33  Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Cypress Offshore Partners L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                     (b) /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Cayman Islands

                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   962,370
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            962,370
                8   SHARED DISPOSITIVE POWER

                            0
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               962,370

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.2%

                                                Page   10   of   33  Pages

 12    TYPE OF REPORTING PERSON*

               PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95082P 10 5               13G         Page  11   of   33  Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jeffrey P. Hughes

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                     (b) /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               United States of America

                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   0
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    19,543,336
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            0
                8   SHARED DISPOSITIVE POWER

                            19,543,336
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,543,336

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               45.3%

                                                Page   12   of   33  Pages

 12    TYPE OF REPORTING PERSON*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95082P 10 5               13G         Page  7   of   24  Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               James L. Singleton

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                     (b) /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               United States of America

                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   0
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    19,543,336
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            0
                8   SHARED DISPOSITIVE POWER

                             19,543,336
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,543,336

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               45.3%

                                                Page   14   of   33  Pages

 12    TYPE OF REPORTING PERSON*

               IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95082P 10 5               13G         Page  15   of   33  Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               David P. Spalding

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                     (b) /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               United States of America

                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   0
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    19,543,336
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            0
                8   SHARED DISPOSITIVE POWER

                            19,543,336
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,543,336

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               45.3%

                                                Page   16   of   33  Pages

 12    TYPE OF REPORTING PERSON*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 95082P 10 5               13G         Page  17   of   33  Pages


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               James A. Stern

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                     (b) /X/

  3    SEC USE ONLY



  4    CITIZENSHIP OR PLACE OF ORGANIZATION


               United States of America

                5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   0
BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY
    EACH                    19,543,336
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            0
                8   SHARED DISPOSITIVE POWER

                            19,543,336
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,543,336

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                           / /

               Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


               45.3%

                                                Page   18   of   33  Pages

 12    TYPE OF REPORTING PERSON*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                Page   19   of   33  Pages

Item 1(a). Name of Issuer:

                 WESCO International, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

                 Commerce Court, Suite 700
                 Four Station Square
                 Pittsburgh, Pennsylvania  15219


Item 2(a). Name of Person Filing:

                 The Cypress Group L.L.C.
                 Cypress Associates L.P.
                 Cypress Merchant Banking Partners L.P.
                 Cypress Offshore Partners L.P.
                 Jeffrey P. Hughes
                 James L. Singleton
                 David P. Spalding
                 James A. Stern

Item 2(b). Address of Principal Business Office, or, if none, Residence:

                 The address of the principal business office of The Cypress Group L.L.C., Cypress Associates L.P., Cypress Merchant Banking Partners L.P., Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern is

                          c/o The Cypress Group L.L.C.
                          65 East 55th Street
                          New York, New York 10222

                 The address of the principal business office of Cypress Offshore Partners L.P. is

                          Bank of Bermuda (Cayman) Limited
                          P.O. Box 513 G.T. Third Floor
                          British American Tower
                          George Town, Grand Cayman
                          Cayman Islands, British West Indies

Item 2(c). Citizenship:

                 See Row 4 of each cover page.

Item 2(d). Title of Class of Securities:

                                                Page   20   of   33  Pages

                 Common Stock, par value $.01 per share

Item 2(e). CUSIP Number:

                 95082P 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)     / /      Broker or Dealer registered under Section 15 of the
                          Act,

         (b)     / /      Bank as defined in Section 3(a)(6) of the Act,

         (c)     / /      Insurance company as defined in Section 3(a)(19) of
                          the Act,

         (d)     / /      Investment company registered under Section 8 of the
                          Investment Company Act,

         (e)     / /      An investment adviser in accordance with Rule 13d-
                          1(b)(1)(ii)(E),

         (f)     / /      An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F),

         (g)     / /      A parent holding company or control person in
                          accordance with Rule 13d-1(b)(ii)(G);

         (h)     / /      A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

         (i)     / /      A church plan that is excluded from the definition
                          of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)     / /      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                  Not applicable


Item 4.  Ownership.

         (a) Amount beneficially owned:

                          Cypress Merchant Banking Partners L.P., a Delaware
                 limited partnership ("Cypress MBP"), is the record holder of 18,580,966 shares of the identified class of securities; and Cypress Offshore Partners L.P., a Cayman Islands exempted

                                                Page   21   of   33  Pages

                 limited partnership ("Cypress OP"), is the record holder of 962,370 shares of the identified class of securities. As the sole general partner of Cypress MBP and the sole investment general partner of Cypress OP, Cypress Associates L.P., a Delaware limited partnership ("Cypress Associates"), may be deemed to be a beneficial owner of 19,543,336 shares of the identified securities; and as the sole general partner of Cypress Associates, The Cypress Group L.L.C., a Delaware limited liability company ("Cypress Group"), may be deemed to be a beneficial owner of 19,543,336 shares of the identified securities. Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern are the members of Cypress Group, and in such capacity may be deemed to share beneficial ownership of any securities beneficially owned by Cypress Group, but they disclaim any such beneficial ownership.

         (b) Percent of Class:

                 See Row 11 of each cover page, which is based on Row 5 of each cover page. See Item 4(a).

         (c) Number of shares as to which such person has:

              (i)  Sole power to vote or direct the vote

                          See Row 5 of each cover page.

             (ii)  Shared power to vote or direct the vote

                          See Row 6 of each cover page.

            (iii)  Sole power to dispose or to direct the disposition of

                          See Row 7 of each cover page.

             (iv)  Shared power to dispose or to direct the disposition of

                          See Row 8 of each cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

                 Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                 See Item 4(a) above.

                                                Page   22   of   33  Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                 The Cypress Group L.L.C., a Delaware limited liability company ("Cypress Group"), is the sole general partner of Cypress Associates L.P., a Delaware limited partnership ("Cypress Associates"); and Cypress Associates is the sole general partner of Cypress Merchant Banking Partners L.P., a Delaware limited partnership ("Cypress MBP"), and the sole investment general partner of Cypress Offshore Partners L.P., a Cayman Islands exempted limited partnership ("Cypress OP"), and therefore each of Cypress Group and Cypress Associates may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, each of Cypress Group and Cypress Associates disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. Because Cypress Group is a general partner of Cypress Associates and Cypress Associates is a general partner of each of Cypress MBP and Cypress OP and because Cypress MBP and Cypress OP acted together in their acquisition of the securities held by such limited partnerships, Cypress MBP and Cypress OP may be deemed to be a member of "group" in relation to their respective investments in WESCO International, Inc. Cypress MBP and Cypress OP do not affirm the existence of a group.

Item 9.  Notice of Dissolution of Group.

                 Not applicable.

Item 10.  Certification.

                 Not applicable.

                                                Page   23   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           THE CYPRESS GROUP L.L.C.

                                           By: /s/ James A. Stern
                                               -------------------
                                               Name: James A. Stern
                                               Title:  Member


Dated:  February 11, 2000

                                                Page   24   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           CYPRESS ASSOCIATES L.P.

                                           By:     The Cypress Group L.L.C.,
                                                   its General Partner

                                                   By: /s/ James A. Stern
                                                       -------------------
                                                      Name: James A. Stern
                                                      Title:  Member

Dated:  February 11, 2000

                                                Page   25   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  CYPRESS MERCHANT BANKING PARTNERS L.P.

                                  By:      Cypress Associates L.P., its
                                           General Partner

                                           By:     The Cypress Group L.L.C.,
                                                   its General Partner

                                           By:     /s/ James A. Stern
                                                   ------------------
                                                   Name: James A. Stern
                                                   Title:  Member

Dated:  February 11, 2000

                                                Page   26   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  CYPRESS OFFSHORE PARTNERS L.P.

                                  By:      Cypress Associates L.P., its
                                           Investment General Partner

                                           By:     The Cypress Group L.L.C.,
                                                   its General Partner

                                           By:     /s/ James A. Stern
                                                   ------------------
                                                   Name: James A. Stern
                                                   Title:  Member

Dated:  February 11, 2000

                                                Page   27   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ Jeffrey P. Hughes
                                           ---------------------
                                           JEFFREY P. HUGHES

Dated:  February 11, 2000

                                                Page   28   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           /s/ James L. Singleton
                                           ----------------------
                                           JAMES L. SINGLETON

Dated:  February 11, 2000

                                                Page   29   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ David P. Spalding
                                           ---------------------
                                           DAVID P. SPALDING

Dated:  February 11, 2000

                                                Page   30   of   33  Pages

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           /s/ James A. Stern
                                           ------------------
                                           JAMES A. STERN

Dated:  February 11, 2000

                                                Page   31   of   33  Pages

                                   EXHIBITS



Exhibit 1-  Joint Filing Agreement.

                                                Page   32   of   33  Pages

                                                                     Exhibit 1


                            JOINT FILING AGREEMENT


                 We the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. This Agreement may be included as an exhibit to such joint filing.


                                  THE CYPRESS GROUP L.L.C.

                                  By:/s/ James A. Stern
                                     ------------------
                                     Name: James A. Stern
                                     Title:  Member

                                  CYPRESS ASSOCIATES L.P.

                                  By:      The Cypress Group L.L.C., its
                                           General Partner

                                           By:/s/ James A. Stern
                                              -------------------
                                              Name:   James A. Stern
                                              Title:  Member

                                  CYPRESS MERCHANT BANKING PARTNERS L.P.

                                  By:      Cypress Associates L.P., its
                                           General Partner

                                           By:     The Cypress Group L.L.C.,
                                                   its General Partner

                                           By:     /s/ James A. Stern
                                                   ------------------
                                                   Name: James A. Stern
                                                   Title:  Member

                                  CYPRESS OFFSHORE PARTNERS L.P.

                                  By:      Cypress Associates L.P., its
                                           Investment General Partner

                                           By:     The Cypress Group L.L.C.,
                                                   its General Partner

                                                Page   33   of   33  Pages


                                           By:     /s/ James A. Stern
                                                   ------------------
                                                   Name: James A. Stern
                                                   Title:  Member


                                  /s/ Jeffrey P. Hughes
                                  ---------------------
                                  JEFFREY P. HUGHES

                                  /s/ James L. Singleton
                                  ----------------------
                                  JAMES L. SINGLETON

                                  /s/ David P. Spalding
                                  ----------------------
                                  DAVID P. SPALDING

                                  /s/ James A. Stern
                                  ------------------
                                  JAMES A. STERN